Exhibit 23.01

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholder
Commercial Credit Company:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-18208, 33-27241 (and the related offerings of securities registered under Registration Statement No. 33-10444), 33-28723, 33-35618, 33-39857,
33-43351, 33-51814, 33-50513, 33-56553, 33-59415, 333-00055, 333-13311,
333-28847 and 333-44181) on Form S-3 of Commercial Credit Company of our report dated January 25, 1999, with respect to the consolidated statement of financial position of Commercial Credit Company and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Commercial Credit Company.

/s/ KPMG LLP

Baltimore, Maryland
March 15, 1999